Exhibit 11.1 —  Statement Regarding Computation of Per share Earnings

(Unaudited)
(in thousands, except per share data)

                                              Three Months Ended       Three Months Ended
                                              December 31, 2002        December 31, 2001
                                              ------------------       -----------------
Basic
  Average Common Shares
  outstanding                                       4,579                   4,570
Net income                                      $     275               $     247
Per share amount                                $     .06               $     .05
Diluted
     Average Common Shares
     outstanding                                    4,579                   4,570
     Net effect of dilutive stock
     options based on the
     Treasury stock method
     using the average market price                    58                      53

Total                                               4,637                   4,623
Net income                                      $     275               $     247
Per share amount                                $     .06               $     .05